EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L. G. White
President and CEO
Phone: 908/206-3700

TRANSTECHNOLOGY REPORTS FISCAL 2005 FOURTH QUARTER GAINS IN SALES AND OPERATING INCOME

Union, New Jersey – June 23, 2005 – TransTechnology Corporation (OTC:TTLG) today reported that fiscal fourth-quarter 2005 sales of $15.9 million were up 3% from $15.5 million in the fourth quarter a year ago. Operating income increased 13% to $2.8 million for the quarter from $2.5 million in the prior-year period. Adjusted EBITDA, as described under Non-GAAP Financial Measures in this press release, for the fourth quarter of fiscal 2005 rose 3% to $3.2 million from last year’s $3.1 million. The net loss for the fourth quarter of fiscal 2005, which included a $1.2 million pre-tax charge associated with the settlement of the U.S. government’s investigation of the Company’s Breeze-Eastern overhaul and repair operation, was $0.4 million or $.06 per share compared to a net loss for the fourth quarter of fiscal 2004 of $0.1 million or $.02 per share.

For the full fiscal year ended March 31, 2005, sales decreased 3% to $62.9 million from $64.6 million in the prior fiscal year. Adjusted EBITDA, for fiscal 2005 fell 23% to $10.9 million from last year’s $14.2 million. Interest expense, the largest non-operating expense, increased to $10.5 million in fiscal 2005 from $10.4 million in fiscal 2004. The net loss for fiscal 2005, after recognizing the fourth quarter $1.2 million pre-tax charge resulting from the settlement of the U.S. government’s investigation of Breeze-Eastern’s overhaul and repair operation and a third quarter pre-tax charge of $2.2 million from charges related to the November refinancing of the Company’s debt, was $2.8 million, or $.42 per share. For the prior fiscal year, the Company reported net income of $1.7 million, or $.26 per share, which included a $0.9 million pre-tax gain, from the sale of the Company’s remaining 19% interest in its UK operation.

New orders received during the fourth quarter were $18.0 million, resulting in full fiscal year bookings of $57.1 million compared with $59.4 million in the prior fiscal year and $15.3 million in last year’s fourth quarter. The Company’s book-to-bill ratio for the fourth quarter was 1.14, compared with .99 in last year’s fourth quarter, while full-year book-to-bill declined to .91 for fiscal 2005 from .92 in fiscal 2004. The Company’s backlog increased during the final three months of fiscal 2005 to $35.1 million from $32.9 million at the end of the third quarter. At the end of fiscal 2004 the backlog was $41.0 million.

Fourth quarter reflects continued operating improvements

Robert L. G. White, Chief Executive Officer of the Company, said, “During the fourth quarter, our operations continued to show improvement from early fiscal 2005, when the implementation of new operating procedures and policies resulted in inefficiencies in our overhaul and repair operation. Sales increased 3.0% during the fourth quarter and operating income increased 13% as compared to the fourth quarter of fiscal 2004. Driving this improvement was the continued expansion of our

700 Liberty Avenue • P.O. Box 3300 • Union • New Jersey 07083
Tel. 908.688.2440 • Fax 908.686.7485 www.transtechnology.com

TransTechnology Corporation — June 23, 2005 Fiscal 2005 Fourth Quarter Earnings Release	Page 2 of 6

gross margin, which improved for the third consecutive quarter to 47.3% from 41.8% in the third quarter, 40.7% in the second quarter, and 40.1% in the first quarter. While our margin is heavily influenced by the mix of products shipped during a period, we believe that our manufacturing processes are improving and that a return to our historical gross margins of 42-45% is achievable.”

Mr. White said, “At the end of last year we identified the Chinese market as one of the most important developing helicopter markets in the world. We were very pleased that during this fiscal year we accomplished one of our long term objectives by becoming the sole-source supplier of rescue hoists on the Chinese Z-9 and Z-11 helicopters. We believe that this accomplishment positions us well for further expansion and sales growth in the Chinese market.”

Mr. White continued, “Corporate office expenses for the fourth quarter were $1.5 million, down slightly from the same period last year. Fourth quarter business unit general, administrative and selling expenses increased $0.2 million from the prior year, primarily due to expenses associated with the implementation of our new enterprise resource planning (ERP) system. For the full fiscal year, expenses at the business unit level increased $1.8 million, which included $0.5 million of pre-settlement costs associated with the investigation, $0.6 million of costs associated with the implementation of our new ERP system and $0.5 million associated with higher engineering development costs and changes in operating procedures. This was offset partially by corporate office expenses which were down $0.7 million, primarily due to the refinancing of the Company’s debt.”

Joseph F. Spanier, Vice President and Chief Financial Officer, said, “It was very important to us to have completed the refinancing of our former credit facility in November. As a result of this refinancing, we have lowered our current effective interest rate to 14.4% from 19.5%. Interest expense in the fourth quarter of fiscal 2005 fell to $2.3 million from $2.7 million in last year’s fourth quarter. While there appears to have been only a small change in our interest expense, the amount of borrowings outstanding are up slightly from last year’s fourth quarter and interest rates are more than 100 basis points higher than last year as the result of increases in rates by the Federal Reserve. We do expect fiscal 2006’s interest expense to be less than that of fiscal 2005, although such reductions will continue to be subject to future changes in the Prime Rate. As a result of the refinancing, in the third quarter we recognized a $2.2 million pre-tax charge associated with the termination of the old credit facility and we incurred approximately $2.2 million of capitalized costs relative to the new facility, which are being amortized over the forty-two month life of the new facility. We finished fiscal 2005 with a current ratio of 2.3 compared to last year’s 2.6, and we had $16.8 million of working capital at year end, down from $22.2 million a year ago and $18.9 million at the end of the third quarter. We recognize that our effective interest rate is heavily weighed by the 21.75% rate on our $9.1 million Term Loan C, and we will focus on refinancing this piece of debt during fiscal 2006, which presents us the opportunity for continued improvements in our cost structure and profitability.

During the completion of our audit for fiscal 2005, we determined that our statement of cash flows for fiscal 2003 incorrectly reported the refinancing of our debt in that period. As a result, our Form 10-K for fiscal 2005 will include a restatement of the statement of cash flows for 2003. The primary impact of the restatement is to increase net cash provided by operating activities by $2.2 million and increase the amount of net cash used in financing activities by the same amount. A similar reclassification for $.7 million will be reflected in the fiscal 2005 Form 10-K to correct the amounts reported in the Form 10-Q for the third quarter ended December 26, 2004 and will have the effect of reducing the net cash provided by operating activities and net cash used in financing activities by the same amount. These restatements have no impact upon the statement of operations, balance sheet, or any earnings per share amounts reported for any period.”

Resolution of United States Attorney’s Office Investigation

As previously reported, the Company was advised in March by the United States Attorney’s Office in Newark that, after reviewing the matter of its investigation of the Company’s overhaul and repair

TransTechnology Corporation — June 23, 2005 Fiscal 2005 Fourth Quarter Earnings Release	Page 3 of 6

operation, it will not be proceeding with any criminal investigation or charges against the Company or its Breeze-Eastern division. Earlier this month the Company reported that it had reached an agreement in principle with the Department of Justice relative to any civil and contractual issues in which the Company agreed to pay the government $1.0 million in cash over a fifteen month period and to rebuild, at no cost to the government, several pieces of equipment that had been disassembled during the government’s investigative process. As a result of this settlement, the Company reported a $1.2 million pre-tax charge in the fourth quarter of fiscal 2005.

Fiscal 2006 Business Targets

Mr. White stated, “Our long-term vision for the future of our Company remains unchanged. We believe that TransTechnology will continue to be recognized as the pre-eminent designer, manufacturer and service provider of sophisticated lifting equipment for the Aerospace and Defense markets. The quick recovery in our operating results over the past fiscal year and the loyalty of our customers, employees and suppliers during the past two difficult years reinforce that belief. We are committed to our business model of market leadership through design, engineering and superior customer service; maintaining operating agility with a focus on cash generation; and keeping our high-quality people challenged.”

Mr. White continued, “We are entering the new fiscal year with significant positive momentum. We expect to realize improvements in our fiscal 2006 results from increased sales, the elimination of costs associated with the government’s investigation, and the completion of the installation of our new ERP system. We have set our sales target at $64.5 million for fiscal 2006, an increase of 2% from 2005. We expect to see our gross margin remain steady at 43%, consistent with the 42-45% range it has been for the past three years. Because we have a $61.2 million federal net operating loss carry-forward at the end of fiscal 2005, we will not be required to pay federal income taxes on any fiscal 2006 profits, but we will calculate, for EPS purposes, a full federal and state income tax burden. Our fiscal 2006 capital spending program, budgeted at less than $1.0 million, is lower than that of fiscal 2005 as the installation of our ERP system will be completed in August 2005. Targeted EBITDA for fiscal 2006 is approximately $13.2 million, a 21% increase from fiscal 2005’s $10.9 million.”

Mr. White continued, “Fiscal 2006 should be a year when we can increase our focus to the business of our business, our customers, products, and employees. We will continue to consider alternatives to improving the value of our shareholders investment, including strengthening our balance sheet, lowering our cost of capital, and improve the venue on which our shares can trade. We have reason to believe that the future is promising for our business and its owners.”

Non–GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense, settlement with U.S. Government and loss on extinguishment of debt) which are non-GAAP measures. Management believes that providing this additional information is useful to investors, as it provides more direct information regarding the Company’s ability to meet debt service requirements and so that investors may better assess and understand the Company’s underlying operating performance. The Company does not intend for the additional information to be considered in isolation or as a substitute for GAAP measures. A reconciliation of (i) EBITDA to reported net income (loss) and (ii) operating income to gross profit are set forth following the balance sheet information contained in this press release.

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INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.

The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.

Any number of factors could affect future operations and results, including, without limitation, the results of audits and inquiries into the Company’s business practices; the Company’s ability to provide a trading venue for its shares; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; interest rate trends; capital requirements; competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and on the Form 10-Q for the third quarter ended December 26, 2004.

The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

TransTechnology Corporation — June 23, 2005 Fiscal 2005 Fourth Quarter Earnings Release	Page 5 of 6

TransTechnology Corporation
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Twelve Months Ended
	3/31/05	3/31/04	03/31/05	3/31/04
Net sales	$15,868	$15,475	$62,932	$64,606
Cost of sales	8,367	8,474	36,177	36,503

Gross profit	7,501	7,001	26,755	28,103
General, administrative and selling expenses	4,685	4,512	17,320	16,211
Interest expense	2,326	2,720	10,469	10,431
Interest and other (income) expense-net	(190)	29	(174)	(1,289)
Settlement with U.S. Government	1,197	—	1,197	—
Loss on extinguishment of debt	—	—	2,185	—

(Loss) income before income taxes	(517)	(260)	(4,242)	2,750
(Benefit) provision for income taxes	(125)	(138)	(1,466)	1,006

Net (loss) income	$(392)	$(122)	$(2,776)	$1,744

Basic earnings per share:
Net (loss) income	$(0.06)	$(0.02)	$(0.42)	$0.26

Diluted earnings per share:
Net (loss) income	$(0.06)	$(0.02)	$(0.42)	$0.26

Weighted average basic shares	6,699,000	6,669,000	6,688,000	6,658,000
Weighted average diluted shares	6,699,000	6,669,000	6,688,000	6,679,000

BALANCE SHEET INFORMATION

	3/31/05	3/31/04
Current assets	$30,012	$36,132
Property, plant and equipment – net	4,492	2,428
Other assets	41,934	38,649

Total assets	$76,438	$77,209

Current portion of long-term debt and short term borrowings	$3,465	$79
Other current liabilities	9,759	13,880

Total current liabilities	13,224	13,959
Long-term debt	57,868	56,472
Other non-current liabilities	11,705	10,565
Stockholders’ deficit	(6,359)	(3,787)

Total liabilities and stockholders’ deficit	$76,438	$77,209

TransTechnology Corporation — June 23, 2005 Fiscal 2005 Fourth Quarter Earnings Release	Page 6 of 6

Reconciliation of Reported (Loss) Income to EBITDA

	Three Months Ended		Twelve Months Ended
	3/31/05	3/31/04	3/31/05	3/31/04
Net sales	$15,868	$15,475	$62,932	$64,606
Cost of sales	8,367	8,474	36,177	36,503

Gross Profit	7,501	7,001	26,755	28,103

SG&A — operations	3,231	3,006	12,211	10,392
Corporate office expenses	1,454	1,506	5,109	5,819

Total SG&A	4,685	4,512	17,320	16,211

Operating income	2,816	2,489	9,435	11,892
Add back: depreciation and amortization	334	583	1,496	2,279

EBITDA	$3,150	$3,072	$10,931	$14,171

Net (loss) income	$(392)	$(122)	$(2,776)	$1,744
(Benefit) provision for income taxes	(125)	(138)	(1,466)	1,006
Depreciation and amortization	334	583	1,496	2,279
Interest expense	2,326	2,720	10,469	10,431
Interest and other (income) expense -net	(190)	29	(174)	(1,289)
Settlement with U.S. Government	1,197	—	1,197	—
Loss on extinguishment of debt	—	—	2,185	—

EBITDA	$3,150	$3,072	$10,931	$14,171

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